Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FIRST QUARTER 2017 RESULTS

•	First quarter comparable store sales increase of 0.8%

•	9% increase in first quarter diluted earnings per share to $2.83

Springfield, MO, April 26, 2017 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its first quarter ended March 31, 2017.

1st Quarter Financial Results
Sales for the first quarter ended March 31, 2017, increased $60 million, or 3%, to $2.16 billion from $2.10 billion for the same period one year ago. Gross profit for the first quarter increased to $1.13 billion (or 52.5% of sales) from $1.10 billion (or 52.4% of sales) for the same period one year ago, representing an increase of 3%. Selling, general and administrative expenses for the first quarter increased to $728 million (or 33.8% of sales) from $679 million (or 32.4% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the first quarter decreased to $403 million (or 18.7% of sales) from $419 million (or 20.0% of sales) for the same period one year ago, representing a decrease of 4%. The Company’s results for the prior period ended March 31, 2016, included a benefit from one additional day due to Leap Day in February 2016.

Net income for the first quarter ended March 31, 2017, increased $10 million, or 4%, to $265 million (or 12.3% of sales) from $255 million (or 12.2% of sales) for the same period one year ago. Diluted earnings per common share for the first quarter increased 9% to $2.83 on 93 million shares versus $2.59 on 99 million shares for the same period one year ago. The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017, which requires excess tax benefits from share-based compensation payments to be recorded in the income statement, and the Company’s first quarter diluted earnings per common share of $2.83 includes a $0.23 benefit from the adoption of this new accounting standard.

“On our February 7, 2017 conference call, we discussed the volatility weather brings to our first quarter results. Based on mild January temperatures and the headwind that created in our business, we reduced our quarterly comparable store sales guidance for the first quarter to 2% to 4%. The unseasonal weather continued in February, and the absence of typical spring weather in many of our markets in March, combined with the dislocation of tax refunds, continued to create headwinds for the remainder of the quarter. We believe these headwinds were the primary drivers of our below expectation comparable store sales of 0.8%.” commented Greg Henslee, O’Reilly’s CEO. “With these transient headwinds behind us and the onset of our spring selling season, we are establishing our second quarter comparable store sales guidance of 3% to 5% and maintaining our full-year comparable store sales guidance of 3% to 5%. We continue to strongly believe our Team’s strength and ability to consistently execute our business model, along with the positive industry factors of an aging vehicle fleet, increasing number of vehicles on the road, relatively low gas prices and low unemployment rates, will continue to underpin our solid, long-term profitable growth.”

“Excluding the benefit of the change in accounting for stock option gains, our earnings per share fell well short of our guidance range of $2.78 to $2.88, as the shortfall in sales created leverage pressure on all areas of our business. The unseasonal weather created mix headwinds to our gross margin and the soft sales resulted in deleverage of fixed costs in our gross margin and our SG&A, although our Team did a good job of controlling expenses during this slower than anticipated demand environment. Despite the specific challenges of the first quarter, our Team was able to generate a very respectable 18.7% operating profit.” Mr. Henslee continued, “Looking forward to the remainder of the year, we continue to expect our business to be solid and are reiterating our full-year operating profit guidance range of 20.1% to 20.5% of sales.”

Share Repurchase Program
During the first quarter ended March 31, 2017, the Company repurchased 1.8 million shares of its common stock, at an average price per share of $268.09, for a total investment of $490 million. Subsequent to the end of the first quarter and through the date of this release, the Company repurchased an additional 0.3 million shares of its common stock, at an average price per share of $259.18, for a total investment of $76 million. The Company has repurchased a total of 59.1 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $125.75, for a total aggregate investment of $7.43 billion. As of the date of this release, the Company had approximately $322 million remaining under its current share repurchase authorization.

1st Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as the sales from Leap Day in the three months ended March 31, 2016. Comparable store sales increased 0.8% for the first quarter ended March 31, 2017, on top of 6.1% for the same period one year ago.

2nd Quarter and Updated Full-Year 2017 Guidance
The table below outlines the Company’s guidance for selected second quarter and updated full-year 2017 financial data:

	For the Three Months Ending June 30, 2017	For the Year Ending December 31, 2017
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$9.1 billion to $9.3 billion
Gross profit as a percentage of sales		52.8% to 53.2%
Operating income as a percentage of sales		20.1% to 20.5%
Diluted earnings per share (1)	$3.10 to $3.20	$12.05 to $12.15
Capital expenditures		$470 million to $500 million
Free cash flow (2)		$930 million to $980 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities, less capital expenditures and excess tax benefit from share-based compensation payments for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, April 27, 2017, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6397; the conference call identification number is 44556935. A replay of the conference call will be available on the Company’s website through Thursday, April 26, 2018.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of March 31, 2017, the Company operated 4,888 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2016, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2017	March 31, 2016	December 31, 2016
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$27,539	$716,008	$146,598
Accounts receivable, net	195,651	178,282	197,274
Amounts receivable from suppliers	71,157	68,486	82,105
Inventory	2,872,646	2,701,760	2,778,976
Other current assets	38,540	36,927	53,022
Total current assets	3,205,533	3,701,463	3,257,975

Property and equipment, at cost	4,935,126	4,473,747	4,832,342
Less: accumulated depreciation and amortization	1,760,476	1,559,820	1,708,911
Net property and equipment	3,174,650	2,913,927	3,123,431

Notes receivable, less current portion	—	12,172	—
Goodwill	785,568	757,130	785,399
Other assets, net	37,973	35,081	37,384
Total assets	$7,203,724	$7,419,773	$7,204,189

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,987,996	$2,782,609	$2,936,656
Self-insurance reserves	70,479	71,069	67,921
Accrued payroll	75,762	66,842	71,717
Accrued benefits and withholdings	49,081	49,175	74,454
Income taxes payable	89,640	114,321	—
Other current liabilities	232,805	231,661	249,901
Total current liabilities	3,505,763	3,315,677	3,400,649

Long-term debt	1,977,539	1,885,877	1,887,019
Deferred income taxes	92,610	76,450	90,166
Other liabilities	205,216	201,928	199,219

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
91,320,866 as of March 31, 2017,
96,726,677 as of March 31, 2016, and
92,851,815 as of December 31, 2016	913	967	929
Additional paid-in capital	1,331,416	1,301,057	1,336,707
Retained earnings	90,267	637,817	289,500
Total shareholders’ equity	1,422,596	1,939,841	1,627,136

Total liabilities and shareholders’ equity	$7,203,724	$7,419,773	$7,204,189
Note: The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2016
Sales	$2,156,259	$2,096,150
Cost of goods sold, including warehouse and distribution expenses	1,025,112	998,571
Gross profit	1,131,147	1,097,579

Selling, general and administrative expenses	727,990	678,953
Operating income	403,157	418,626

Other income (expense):
Interest expense	(19,404)	(14,821)
Interest income	706	752
Other, net	765	1,017
Total other expense	(17,933)	(13,052)

Income before income taxes	385,224	405,574
Provision for income taxes (1)	120,290	150,200
Net income (1)	$264,934	$255,374

Earnings per share-basic:
Earnings per share	$2.88	$2.63
Weighted-average common shares outstanding – basic	92,001	97,140

Earnings per share-assuming dilution: (1)
Earnings per share	$2.83	$2.59
Weighted-average common shares outstanding – assuming dilution	93,495	98,537

(1)
The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017. This new standard requires excess tax benefits related to share-based compensation payments to be recorded through the income statement. The adoption of this new accounting standard resulted in a $0.23 benefit to diluted earnings per common share for the first quarter ended March 31, 2017, comprised of a $0.25 earnings per share increase from a lower effective tax rate, partially offset by a $0.02 earnings per share decrease from an increase in the number of weighted-average common shares outstanding - assuming dilution. The Company’s Condensed Consolidated Statement of Income for the prior period ending March 31, 2016, was not restated to conform to the current period’s presentation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months Ended March 31,
	2017	2016
		(As Adjusted, Note)
Operating activities:
Net income	$264,934	$255,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	57,008	52,778
Amortization of debt discount and issuance costs	642	546
Deferred income taxes	2,611	(3,322)
Share-based compensation programs	5,428	5,178
Other	1,810	1,481
Changes in operating assets and liabilities:
Accounts receivable	219	(19,206)
Inventory	(93,167)	(70,745)
Accounts payable	51,230	174,378
Income taxes payable	116,009	127,638
Other	(30,024)	(20,979)
Net cash provided by operating activities	376,700	503,121

Investing activities:
Purchases of property and equipment	(110,632)	(103,974)
Proceeds from sale of property and equipment	245	864
Payments received on notes receivable	—	1,047
Other	(636)	—
Net cash used in investing activities	(111,023)	(102,063)

Financing activities:
Proceeds from borrowings on revolving credit facility	482,000	—
Payments on revolving credit facility	(392,000)	—
Proceeds from the issuance of long-term debt	—	499,160
Payment of debt issuance costs	—	(3,725)
Repurchases of common stock	(490,330)	(312,656)
Net proceeds from issuance of common stock	15,750	16,074
Other	(156)	(204)
Net cash (used in) provided by financing activities	(384,736)	198,649

Net (decrease) increase in cash and cash equivalents	(119,059)	599,707
Cash and cash equivalents at beginning of the period	146,598	116,301
Cash and cash equivalents at end of the period	$27,539	$716,008

Supplemental disclosures of cash flow information:
Income taxes paid	$—	$23,765
Interest paid, net of capitalized interest	31,954	23,063
Note:  The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017.  This new standard requires excess tax benefits related to share-based compensation payments to be presented as operating activities in the statement of cash flows, rather than presented as an inflow from financing activities and an outflow from operating activities under the previous standard.  The retrospective application of this new accounting standard resulted in the reclassification of $14.8 million of Excess tax benefit from share-based compensation from Net cash provided by financing activities to Net cash provided by operating activities for the three months ended March 31, 2016.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended March 31,
Adjusted Debt to EBITDAR:		2017	2016
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,977,539	$1,885,877
Add:	Letters of credit	41,196	38,936
	Discount on senior notes	3,002	3,586
	Debt issuance costs	9,459	10,537
	Six-times rent expense	1,729,020	1,651,944
Adjusted debt		$3,760,216	$3,590,880

GAAP net income		$1,047,251	$973,726
Add:	Interest expense	75,514	57,548
	Provision for income taxes	569,590	554,550
	Depreciation and amortization	222,096	208,084
	Share-based compensation expense	19,109	21,187
	Rent expense	288,170	275,324
EBITDAR		$2,221,730	$2,090,419

Adjusted debt to EBITDAR		1.69	1.72

	March 31,
	2017	2016
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.5
Average inventory per store (in thousands) (2)	$588	$584
Accounts payable to inventory (3)	104.0%	103.0%
Return on equity (4)	63.1%	49.5%
Return on assets (5)	14.4%	14.2%

		For the Three Months Ended March 31,
		2017	2016
Reconciliation of Free Cash Flow (in thousands):
Cash provided by operating activities (6)		$376,700	$503,121
Less:	Capital expenditures	110,632	103,974
	Excess tax benefit from share-based compensation payments	23,314	14,762
Free cash flow		$242,754	$384,385

Store and Team Member Information:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2017	2016	2017	2016
Beginning store count	4,829	4,571	4,623	4,433
New stores opened	60	52	220	194
Stores acquired	—	—	48	—
Stores closed	(1)	—	(3)	(4)
Ending store count	4,888	4,623	4,888	4,623

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2017	2016	2017	2016
Total employment	75,108	73,599
Square footage (in thousands)	35,573	33,559
Sales per weighted-average square foot (7)	$60.53	$62.39	$249.47	$247.28
Sales per weighted-average store (in thousands) (8)	$440	$452	$1,813	$1,792

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Prior period amount has been reclassified to conform to current period presentation, due to the Company’s adoption of a new accounting standard during the first quarter ended March 31, 2017.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.